Exhibit 5.1
601 Lexington Avenue
New York, NY 10022
(212) 446-4800

www.kirkland.com

Facsimile:
(212) 446-4900

November 6, 2019
Wynn Resorts Limited
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
(702) 770-7555
Re:    Registration Statement of Wynn Resorts Limited on Form S-3ASR
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-3ASR (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) by Wynn Resorts Limited, a Nevada corporation (the “Company”) to register the following securities: (a) senior debt securities, senior subordinated debt securities, subordinated debt securities and junior subordinated debt securities of the Company (collectively, the “Debt Securities”), (b) shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), (c) shares of preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), and (d) depositary shares representing preferred stock of the Company (the “Depositary Shares”); all of which securities may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).
In connection with this opinion, we have assumed that (a) the Registration Statement, and any amendments thereto (including post-effective amendments), relating to the offered securities will have become effective under the Securities Act, (b) a prospectus supplement will have been prepared and filed with the Commission describing the securities offered thereby, (c) all offered securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, (d) a definitive purchase, underwriting, sales agency or similar agreement with respect to the offered securities will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, (e) any applicable indenture and indenture trustee will have been qualified under the Trust Indenture Act of 1939, as amended; and (f) that the Company will receive at least par value for any equity security issued.

Wynn Resorts Limited
November 6, 2019

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1.
When the Debt Securities and the applicable indenture have been authorized by appropriate corporate authorization, the applicable indenture has been duly executed by the parties thereto, and the Debt Securities have been executed, authenticated and delivered in accordance with the applicable indenture against payment therefore, the Debt Securities will be validly issued and the Debt Securities will constitute binding obligations of the Company, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.
When the Common Stock and/or the Preferred Stock have been duly authorized by appropriate corporate authorization and issued upon receipt of payment therefor, the Common Stock and/or Preferred Stock will be validly issued, fully paid, and non-assessable.

3.
When the Depositary Shares have been duly authorized by appropriate corporate authorization and duly established in accordance with the applicable deposit agreements and applicable law, the Preferred Stock represented by the Depositary Shares has been duly delivered to the depositary under the applicable deposit agreement, and the depositary receipts evidencing the Depositary Shares have been duly executed, attested, issued and delivered by duly authorized officers, such Depositary Shares will be validly issued and will entitle the holders thereof to the rights specified in the applicable deposit agreement.

This opinion does not cover the law of any jurisdiction other than the law of the State of New York. We did not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states. We undertake no responsibility to update or supplement this opinion in response to changes in law or future events or other circumstances. The opinion expressed herein concerns only the effect of the law (excluding the principles of conflicts of law) of the State of New York as currently in effect.
This opinion is being furnished in accordance with the requirements of Item 601 of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

Wynn Resorts Limited
November 6, 2019

This opinion is rendered solely for your benefit and may not be used, circulated, quoted relied upon or otherwise referred to by any other person for any other purpose without our prior written consent.
We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion in the Registration Statement in the section “Legal Matters.” In giving this consent, we do not thereby admit that we are “experts” within the meaning of the Securities Act.
Sincerely,
/s/ KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS LLP